Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
File No. 333-197470
PROSPECTUS SUPPLEMENT NO. 25
DATED July 28, 2015 (To Prospectus Dated August 7, 2014)
AMEDICA CORPORATION
2,326,409 Shares of Common Stock
This Prospectus Supplement No. 25, dated July 28, 2015 (“Supplement No. 25”), filed by Amedica Corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 7, 2014 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 25 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the sale of up to 2,326,409 shares of our common stock by MG Partners II Ltd., or the Selling Stockholder, consisting of:

•	1,706,667 shares issued or issuable upon conversion of an aggregate principal amount of $6.4 million of our senior convertible notes, including accrued interest, subject to adjustment;

•	50,853 shares issued to the Selling Stockholder in connection with a securities purchase agreement dated June 30, 2014; and

•	568,889 shares issued or issuable to the Selling Stockholder upon exercise of warrants at an exercise price of $4.65 per share, subject to adjustment pursuant to the terms of the warrant.
This Supplement No. 25 incorporates into our prospectus the information contained in our attached Current Report on Form 8-Ks, which were filed with the Securities and Exchange Commission on July 22, 2015, July 23, 2015 and July 27, 2015.
We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.
THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Supplement No. 25 is July 28, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

The disclosure provided under Item 5.02(e) below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On July 17, 2015, Amedica Corporation (“we,” “us” or the “Company”) entered into Change of Control Agreements (the "Change of Control Agreements") with certain executives of the Company, including B. Sonny Bal, MD, the Company’s Chief Executive Officer and Ty Lombardi, the Company’s Vice President Finance and Principal Accounting Officer.

Among other things, the Change in Control Agreements provide that upon the consummation of a change in control, all outstanding options, restricted stock and other such rights held by the executives will fully vest. Additionally, if a change in control occurs and at any time during the one-year period following the change in control (i) we or our successor terminate the executive’s employment other than for cause (but not including termination due to the executive’s death or disability) or (ii) the executive terminates his employment for good reason, then such executive has the right to receive payment consisting of a lump sum payment equal to one-half his highest annual salary with us during the preceding three-year period, including the year of such termination and including bonus payments (measured on a fiscal year basis), but not including any reimbursements and amounts attributable to stock options and other non-cash compensation.
“Change in control” is defined in the agreements as occurring upon: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities (excluding securities held by us or our affiliates or any of our employee benefit plans) pursuant to a transaction or a series of related transactions which our board did not approve; (ii) a merger or consolidation of our company, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting securities or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the approval by our stockholders of an agreement for the sale or disposition of all or substantially all of our assets. As defined in the agreements, “cause” means: (i) the executive’s commission of a felony (other than through vicarious liability or through a motor vehicle offense); (ii) the executive’s material disloyalty or dishonesty to us; (iii) the commission by the executive of an act of fraud, embezzlement or misappropriation of funds; (iv) a material breach by the executive of any material provision of any agreement to which the executive and we are party, which breach is not cured within 30 days after our delivery to the executive of written notice of such breach; or (v) the executive’s refusal to carry out a lawful written directive from our board. “Good reason” as defined in the agreements means, without the executive’s consent: (i) a change in the principal location at which the executive performs his duties to a new work location that is at least 50 miles from the prior location; or (ii) a material change in the executive’s compensation, authority, functions, duties or responsibilities, which would cause his position with us to become of less responsibility, importance or scope than his prior position, provided, however, that such material change is not in connection with the termination of the executive’s employment with us for any reason.
In the event that an officer entitled to receive or receives payment or benefit under the Change in Control Agreements described above, or under any other plan, agreement or arrangement with us, or any person whose action results in a change in control or any other person affiliated with us and it is determined that the total amount of payments will be subject to excise tax under Section 4999 of the Internal Revenue Code, or any similar successor provisions, we will be obligated to pay such officer a “gross up” payment to cover all taxes, including any excise tax and any interest or penalties imposed with respect to such taxes due to such payment.

 Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

10.1    Form of Change in Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: July 22, 2015	/s/ Ty Lombardi
Ty Lombardi
Vice President Finance (Principal Accounting Officer)

Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “Agreement”) is entered into as of the ____ day of _______ 2015, by and between Amedica Corporation, a Delaware corporation (the “Company”) and ______________ (the “Executive”).
WHEREAS, the Executive is the ______________ of the Company;
WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;
WHEREAS, the Executive desires to enter into this Agreement to provide the Executive with certain financial protection in the event that his employment terminates under certain conditions following a change in control of the Company; and
WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” means: (i) the Executive’s commission of a felony (other than through vicarious liability or through a motor vehicle offense); (ii) the Executive’s material disloyalty or dishonesty to the Company; (iii) the commission by the Executive of an act of fraud, embezzlement or misappropriation of funds; (iv) a material breach by the Executive of any material provision of this Agreement or any other agreement to which the Executive and the Company are party, which breach is not cured within thirty (30) days after delivery to the Executive by the Company of written notice of such breach; or (v) the Executive’s refusal to carry out a lawful written directive from the Board which is within Executive’s normal Company duties. Any determination of Cause will be made by a majority of the Board voting on such determination.

Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations issued thereunder or any guidance issued by the IRS concerning the interpretation or applicability of Section 409A of the Code.
(b)Disability. For purposes of this Agreement, “Disability” means the inability of the Executive to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least sixty (60) consecutive days or an aggregate of one hundred twenty (120) days during any twelve-month period. Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (i) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least fifty (50) miles from the prior location; or (ii) a material change in the Executive's compensation or authority, functions, duties or responsibilities, which would cause his position with the Company to become of less responsibility, importance or scope than his position on the date of this Agreement or as of any subsequent date prior to the Change in Control, provided, however, that such material change is not in connection with the termination of the Executive's employment by the Company for any reason.

2.Change in Control. Immediately upon the consummation of a Change in Control all outstanding options, restricted stock and other similar rights held by the Executive shall become one hundred percent (100%) vested.

3.Severance Compensation. In the event that, within a period of one (1) year following the consummation of a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause (but not including termination due to the Executive’s death or Disability), or terminated by the Executive for Good Reason, then, within ten (10) days of the applicable termination date, the Executive shall be entitled to, in addition to any amounts due to the Executive for services rendered prior to the termination date, a lump sum payment from the Company of an amount equal to one-half (1/2) times the Executive's highest Annual Salary with the Company during the preceding three-year period, including the year of such termination (the “Severance Compensation”). For purposes of this Agreement, “Annual Salary” shall mean the Executive’s annual base salary and bonus payments (measured on the Company’s 12-month fiscal year period), excluding reimbursements and amounts attributable to stock options and other non-cash compensation.

4.Section 280G.

(a)In the event that Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, or any person whose actions result in a Change in Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive an additional amount as a gross-up (the “Gross Up Payment”). The Gross-Up Payment shall be an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, shall be paid no later than sixty (60) days following the Change in Control.

(b)All computations and determinations called for by this Section 4 shall be made by an independent public accounting firm or independent tax counsel appointed by the Company (the “Firm”). All determinations made by the Firm under this Section 4 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within at least ten (20) business days preceding the date of the Change in Control, or such earlier time as is requested by the Company. For purposes of making its determinations under this Section 4, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.

5.Section 409A. It is the intent of the parties hereto that the Severance Compensation is exempt from Section 409A of the Code pursuant to Treas. Reg. §1.409A-1(b)(4). In the event that the Severance Compensation constitutes “non-qualified deferred compensation” within the meaning of Section 409A, then the following rules shall apply:

(a)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.

(b)If Executive is a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date which is six (6) months after Executive’s Separation from Service for any reason other than death or (2) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A on Executive. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 5 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

6.No Duplication of Compensation. The Severance Compensation shall replace, and be provided in lieu of, any severance compensation that may be provided to the Executive under any other agreement, provided, however, that this prohibition against duplication shall not be construed to otherwise limit the Executive’s rights as to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

7.Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

8.Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:
Amedica Corporation
Attn: Human Resources
1885 West 2100 South
Salt Lake City, UT 8419
Facsimile: (801) 839-3500

If to the Executive:
To the Executive’s last-known home address and/or facsimile number as set forth in the Company’s personnel records
All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.
9.Entire Agreement. This Agreement, together with the other agreements referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

10.Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Executive.

11.Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12.Binding Effect; Assignment. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

13.Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Utah, without giving effect to the conflict of law principles thereof.

14.Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Utah or of the United States of America for the District of Utah. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8 hereof.

15.No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

16.Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

17.Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

18.Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
COMPANY:
AMEDICA CORPORATION
By:
Name:
Title:

___________________:

_____________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On July 23, 2015, the Registrant issued a press release announcing that it has signed an original equipment manufacturer (OEM) letter of intent supply agreement with a leading orthopedic device design and manufacturing company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

99.1	Press Release dated July 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: July 23, 2015	/s/ Ty Lombardi
Ty Lombardi
Vice President, Finance

Exhibit 99.1
Amedica Corporation Signs Additional OEM Letter of Intent Supply Agreement

SALT LAKE CITY, July 23, 2015 - Amedica Corporation (Nasdaq:AMDA), a biomaterial company that has developed silicon nitride ceramics as a material platform to manufacture and commercialize orthopedic implants, is pleased to announce that it has signed an original equipment manufacturer (OEM) letter of intent supply agreement with a leading orthopedic device design and manufacturing company.

Under the proposed agreement, Amedica will assist this company with their proprietary design, development, manufacture and supply of silicon nitride spinal implants. The two companies will begin negotiating the definitive agreement once it is satisfied that all necessary and appropriate regulatory approvals can be obtained without significant expense. The agreement underscores Amedica’s continued focus to provide superior and innovative solutions to the market.

“We are very pleased to announce an additional partner to this growing lineup of OEM partnerships,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “We remain committed to offering our customers a biomaterial that contains distinct benefits to improve the efficacy of spinal fusion procedures, resulting in enhanced patient care. I am convinced that this, as well as the three additional private label and OEM agreements we’re anticipating to complete this year, will lead to faster and more widespread market penetration of silicon nitride, positioning it as the biomaterial of choice for medical applications.”

Silicon nitride is a unique biomaterial that can be shaped and engineered into complex designs and surfaces to address a variety of medical needs. Unlike other leading biomaterials in the market today, silicon nitride contains anti-bacterial properties and also supports rapid bone on-growth and in-growth. This combination of optimal material properties is unique to Amedica’s silicon nitride material platform.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the Company’s expectation that it will enter into three additional private label and OEM agreements this year and that this will lead to faster and more widespread market penetration of silicon nitride, the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica's future business operations as well as the assumptions upon which such statements are based. Such forward-looking statements are subject to risks and uncertainties such as whether the Company will be able to agree on the terms of a definitive OEM supply agreement, whether the potential new OEM partner will be able to obtain all necessary and appropriate regulatory approvals from the applicable regulatory authorities without significant expense, the timing and success of new product introductions, FDA review and clearance, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact:
Mike Houston
VP, Commercialization & Communications
801-839-3534
mhouston@amedica.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 27, 2015, Amedica Corporation issued a press release providing preliminary second quarter 2015 financial results and update on the U.S. Food and Drug Administration (“FDA”) response to the Company’s recent submission for 510(k) clearance of the Valeo C Interbody with CsC Osteo-Conductive Scaffolding ("Valeo C CsC"). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

99.1	Amedica Corporation Press Release dated July 27, 2015.

The information set forth in this Current Report under Item 2.02 and the exhibit attached hereto, shall be deemed “filed” rather than “furnished” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into filings by the Company under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically provided otherwise in such filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: July 27, 2015	/s/ Ty Lombardi
Ty Lombardi
Vice President, Finance

Exhibit 99.1

Amedica Announces Preliminary Q2 2015 Financial Results and Update on Recent FDA Response
Year-to-Date Operational Cash Burn Levels Decreased by Approximately 40% Year-over-Year

SALT LAKE CITY, July 27, 2015 - Amedica Corporation (Nasdaq:AMDA), a biomaterial company that has developed silicon nitride ceramics as a material platform to manufacture and commercialize orthopedic implants, today announced that it expects to report second quarter 2015 revenue in the range of $4.7 million and $4.9 million, as compared to $4.7 million during the first quarter of 2015.

Cash and cash equivalents at June 30, 2015 totaled approximately $12.4 million, while net cash used in operating activities during the first half of 2015 decreased by approximately $3.0 million from the prior year period.

These preliminary, unaudited financial results for the quarter ending June 30, 2015 are based on current expectations and are subject to quarter-end closing adjustments, actual results may differ.

Amedica has also received additional comments from the U.S. Food and Drug Administration (“FDA”) in response to the Company’s recent submission for 510(k) clearance of the Valeo C Interbody with CsC Osteo-Conductive Scaffolding ("Valeo C CsC"). After reviewing the product's clinical performance data, as well as indications for use and device description, the FDA has requested that the Company provide 24-month clinical performance data before further clearance consideration. Two-year performance data from the CASCADE clinical trial will be available at the beginning of the fourth quarter 2015, thus pushing the timeline for an anticipated final response from the FDA to late fourth quarter 2015 or early first quarter 2016.

“I am very pleased with our improved financial discipline this quarter and the progress we’ve made with potential private label and OEM partners,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “Although it is unfortunate that we’re unable to bring our unique cervical composite interbody fusion device to the domestic market as quickly as we would have liked, we are aligning our efforts to get the FDA what they need in a timely manner. We remain dedicated to bringing additional new and innovative solutions to the market throughout the balance of this year that we believe offer distinct benefits to improve the efficacy of spinal fusion procedures, resulting in enhanced patient care.”

Conference Call
The Company will hold an investor conference call to discuss the second quarter financial results on Thursday, August 13, 2015 at 5:00 p.m. Eastern Time. The Company invites all interested parties to join the call by dialing (855) 455-6055, any time after 4:50 p.m. Eastern Time on August 13th. The Conference ID number is 96945584. International callers should dial (484) 756-4308. A live audio webcast of the call will be available through a link on the Company's web site, at http://investors.amedica.com/events.cfm. The call will be archived telephonically for one week and can be accessed by calling (855) 859-2056 in the U.S., or (404) 537-3406 from outside the U.S. The Conference ID for the audio replay is 96945584.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are

FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. The preliminary financial results for the second quarter ending June 30, 2015 are forward-looking statements based on preliminary estimates and reflect the best judgment of our management, but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates. Such preliminary results are subject to finalization of our quarterly financial and accounting procedures. Consequently, there can be no assurances that actual revenues for the second quarter June 30, 2015 will be within the range of the preliminary estimates set forth above, and any variation between our actual results and the estimates set forth above may be material. We do not expect to disclose publicly whether or not our preliminary financial and operating results have changed, or to update such results, other than through the release of actual results in the ordinary course of business. Additional forward-looking statements include statement with respect to Amedica's pushing the timeline for an anticipated final response from the FDA with respect to its recent submission for 510(k) clearance of the Valeo C Interbody with CsC Osteo-Conductive Scaffolding to late fourth quarter 2015 or early first quarter 2016. Factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:
Mike Houston
VP, Commercialization & Communications
801-839-3534
mhouston@amedica.com